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                                                                    Exhibit 23.2


           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of New York Mortgage Trust, Inc. on Form S-8 of:

        Our report, dated March 19, 2004, on the financial statements of New York Mortgage Company, LLC as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, appearing in Amendment No. 7 to Registration Statement No. 333-111668 of New York Mortgage Trust, Inc.

        Our report, dated March 19, 2004, on the balance sheet of New
        York Mortgage Trust, Inc. as of December 31, 2003 appearing in Amendment No. 7 to Registration Statement No. 333-111668 of New York Mortgage Trust, Inc.

/s/ Deloitte & Touche LLP

New York, New York
July 19, 2004